UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2024

APPLE iSPORTS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32389	88-0126444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spectrum Center, Suite 900 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 247-4210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company has previously filed its Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023 (“Previously Issued Financial Statements”).

On April 16, 2024, the Company’s management concluded that the Company's Previously Issued Financial Statements should be restated and no longer relied upon due to the Company not appropriately accounted for its research and development intellectual property rights, including the recording of the expense and its corresponding accounts payable. Additionally, the total number of common shares outstanding as of December 31, 2022 were incorrectly reflected  as 202,704,211 shares when the actual number of outstanding shares was 7,642,211, resulting in a reclassification of $19,506 from common stock at par to additional paid in capital on the December 31, 2022 Condensed Consolidated Balance Sheet and the Condensed Consolidated Statements of Stockholders’ Deficit for the three months ended March 31, 2023 and 2022, the three and six months ended June 30, 2023 and 2022, and the three and nine months ended September 30, 2023 and 2022.

As such, in 2022, the Company, through its Australian subsidiary, entered into a binding term sheet to transfer $1,000,000 AUD in the Company’s shares to a third-party in exchange for certain intellectual property. During the first quarter of 2023, the Company took possession of the intellectual property and commenced a trial period to review the intellectual property; however, the Company determined that the intellectual property was not viable for their operations and returned the intellectual property to the third-party. Since the Company took possession of the intellectual property, it recognized the related expense during the first quarter March 31, 2023; however, in April 2024, the Company and the third-party entered into a binding recission whereby certain intellectual property rights were rescinded and the third-party waived and discharged its rights and interest to the $1,000,000 AUD of shares of the Company.

Management has thoroughly discussed with the Company’s independent accountant the matters disclosed in the filing pursuant to this Item 4.02(a).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple iSports Group, Inc. (Registrant)

Date: May 20, 2024	/s/ Joe Martinez
Joe Martinez
Chief Executive Officer

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